Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cushman & Wakefield plc:

We consent to the incorporation by reference in the registration statements (No. 333-234210 and No. 333-226875) on Form S-8 and (No. 333-234624) on Form S-3ASR of Cushman & Wakefield plc of our reports dated February 25, 2021, with respect to the consolidated balance sheets of Cushman & Wakefield plc as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Cushman & Wakefield plc.

Our report refers to a change to the method of accounting for leases upon the Company’s adoption of FASB ASC 842, Leases.

/s/ KPMG LLP
Chicago, Illinois
February 25, 2021